Exhibit 99.1

[COMPANY LOGO]

                    Astea Reports First Quarter 2008 Results

      HORSHAM, Pa., May 15 /PRNewswire-FirstCall/ -- Astea International Inc. (Nasdaq: ATEA), a global provider of service management solutions, today released financial results for the first quarter of 2008.

      For the first quarter ended March 31, 2008, Astea reported revenues of $7.0 million compared to revenues of $9.5 million for the same period in 2007. Net loss for the first quarter was $425,000 or $.12 per share, compared to a net profit of $3.0 million or $.83 per share for the same period in 2007. License revenues were $1.4 million compared to $2.8 million in 2007. Total service and maintenance revenue decreased 17% to $5.6 million. Due to the effects of the restatements announced last year and earlier this year, quarter to quarter comparisons may not be an effective gauge of the trend in Astea's performance, and reference should be made to the relevant quarterly and annual filings for further detail.

      "Although our first quarter results were unsatisfactory, we remain confident in our ability to achieve our goals for 2008, as our pipeline is strong in North America, Europe and the Asia Pacific regions. We have strengthened our infrastructure and hired additional sales and marketing personnel in both our APAC and EMEA offices. As a result of this investment and focus, we expect to see an incremental increase in revenues and a strong contribution to our ongoing financial performance." stated Zack Bergreen, CEO of Astea International. "Despite a still uncertain economic climate, we continue to aggressively execute demand generation and brand awareness campaigns to stay on top of the minds of those in our target market. We are definitely seeing more and more companies taking a closer look at leveraging technology to transform their service business from a cost center to a profit center, especially when declining product profit margins and competition are making it harder to survive in today's economy. Because of our leadership position and more than 29 years of experience, we continue to be the vendor of choice that organizations turn to when they want to make that transformation and take their service business to the next level."

      FIRST QUARTER HIGHLIGHTS

      -- The quarter included new customers such as a leading mechanical and electrical contractor that installs heating, ventilation, and air-conditioning (HVAC), electrical, and plumbing systems in commercial, industrial, and multi-family residential buildings, as well as additional licenses to existing customers, for both the Astea Alliance and FieldCentrix solutions, as they continue to expand configurations and deploy additional users.

      -- Released Astea Alliance 8.0 SP2 which delivered more than 30 new back- office features as well as mobility enhancements.

      -- Maintained strong position on Gartner's Magic Quadrant for Field Service Management.

      -- Unveiled and demonstrated a fresh focus on reverse logistics at the Reverse Logistics Conference & Expo in Las Vegas in February 2008.


      Astea will host a conference call that will be broadcast live over the Internet on May 16, 2008 at 11:00 AM EDT to discuss the Company's first quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

      About Astea International

      Astea International (Nasdaq: ATEA) is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. With the acquisition of FieldCentrix, Astea complements its existing portfolio with the industry's leading mobile field service execution solutions. Astea is helping companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point. Since its inception in 1979, Astea has licensed applications to companies, around the world, in a wide range of sectors including information technology, telecommunications, instruments and controls, business systems, HVAC, gaming/leisure, imaging, industrial equipment, and medical devices.

      www.astea.com. Service Smart. Enterprise Proven.

      Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

      This press release contains forward-looking statements and expectations of future results that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2007, as supplemented in the 10-Q for the Quarter ended March 31, 2008 as filed with the Securities and Exchange Commission.

SOURCE  Astea International Inc.

CONTACT:  Investor Relations, Rick Etskovitz,
Chief Financial Officer of Astea International Inc.,
+1-215-682-2500,
retskovitz@astea.com


CO:  Astea International Inc.
ST:  Pennsylvania
IN:  CPR STW OTC
SU:  ERN CCA